Exhibit 99.1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 28th day of January 2022, by and among Artemis Sponsor, LLC, Philip Kaplan and Holly Gagnon.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the Class A ordinary shares, par value $0.0001 per share, of Artemis Strategic Investment Corporation is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Artemis Sponsor, LLC

By:	/s/ Philip Kaplan
Name:	Philip Kaplan
Title:	Managing Member

Philip Kaplan

By:	/s/ Philip Kaplan
Name:	Philip Kaplan

Holly Gagnon

By:	/s/ Holly Gagnon
Name:	Holly Gagnon